Exhibit 10.7

Amended and Restated Employment Agreement

April 21, 2005

James H. Meade, Ph.D.

Dear Jim:

This Amended and Restated Employment Agreement (this “Agreement”), on its Effective Date (as defined below), amends, restates and supercedes your prior Letter of Employment dated January 5, 2004 between Avalon Pharmaceuticals, Inc. (the “Company”) and you (the “Prior Letter Agreement”). This Agreement shall be effective and shall supercede the Prior Letter Agreement concurrently with the effective date of the first registration statement filed by the Company to register shares of its common stock for sale to the public through one or more underwriters (the “Effective Date”). Notwithstanding the foregoing, this Agreement shall not become effective, shall be deemed null and void and shall not supercede the Prior Letter Agreement if (i) the Effective Date does not occur prior to January 1, 2006 or (ii) your employment is terminated by the Company or by you for any reason prior to the Effective Date. If this Agreement does not become effective, the Prior Letter Agreement shall remain in full force and effect in accordance with its terms. The terms of your employment are as follows:

Job Title:	Vice President of Business Development

Reporting to:	Kenneth C. Carter, President & CEO

Starting Date:	January 1, 2004

Initial Starting Salary:	$200,000 per annum, subject to adjustment from time to time in the Company’s discretion

Classification:	Exempt

Equity:	Subject to the approval of the Compensation Committee of the Company’s Board of Directors, the Company will grant you options for 200,000 shares of Avalon Pharmaceuticals, Inc. Common Stock under the Company’s Stock Option Plan. These options will vest over a five (5) year period. The options will be available to you retroactively only upon the successful completion of the 90-day Introductory Period. The terms and conditions for any options will be those in the Company’s Plan, or as set by the Board.

Bonus Plan:	Eligibility and distribution of bonus is based on the achievement of corporate and individual objectives in accordance with the approved Avalon Pharmaceuticals

Compensation Plan. You will be eligible for a bonus up to 25% of your base pay depending upon the completion of the approved goals.

Benefits:	The Company provides a comprehensive benefits program, which includes standard medical and dental benefits, long- and short-term disability coverage, a 401(K) plan, and Employee Assistance Program, and a flexible benefits plan. Paid time off is also available to all employees. These programs will be provided in accordance with the terms and conditions set forth in each plan, and are subject to change at the Company’s discretion. Provided that underwriting approves your application, you will also receive benefit of Avalon’s salary continuation plan for executives.

Relocation:	The Company will pay for your moving expenses as outlined in Attachment A.

Termination:	Upon termination for any reason, the Company shall pay you within two weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled as provided in accordance with the terms and conditions of such benefit plan. In the event you are terminated by the Company after the 90-day Introductory Period without “Cause” (as herein defined), or if you terminate your employment with the Company for “Good Reason” (as hereinafter defined), the Company shall continue to pay you your bi-weekly rate in effect at the time of termination for a period of six (6) months (“Severance”); provide you with outplacement services; provide and pay the Company’s portion of your health insurance for a period of six months following such termination. You shall not be required to mitigate damages by seeking employment elsewhere. If you are terminated with cause, the Company shall pay you only your current base salary earned through the termination date, plus accrued vacation, if any, to which you are entitled as provided in accordance with the terms and conditions of such benefit plan.

“Cause” shall include (i) your conviction of a felony,

either in connection with the performance of your obligations to the Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty to the company (iii) your breach of the terms of this Agreement, or your failure or refusal to use your best efforts to carry out any material tasks that do not violate any other term of this agreement, provided such tasks are assigned to you by the Company in accordance with the terms hereof, which breach or failure continues for a period of more than thirty (30) days after your receipt of written notice thereof from the Company, (iv) the commission by you of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which results in material loss, damage or injury to the Company, or (v) the material breach by you of any of the material provisions of the Confidentiality Assignment of Inventions and Non-Competition Agreement.

Termination of your employment by you shall constitute termination for “Good Reason” if such termination occurs (a) within eighteen months of a “Change in Control” (as hereinafter defined) (b) within three months of a material diminution in your responsibilities as Vice President of Business Development, provided that such diminution is not in connection with the termination of your employment for Cause, (c) within three months of your principal work location changing to be more than 50 miles from your then current residence; or (d) in the event you should die while an employee of the Company. The Company shall notify you, within 10 days of receipt of your notice of intent to terminate your employment for Good Reason, if the Company disagrees with your intent to terminate pursuant to this paragraph.

A “Change in Control” shall be deemed to have occurred if either: (i) any “person” (including, without limitation, any individual, sole proprietorship, partnership, trust, corporation, association, joint venture, or other entity, whether or not incorporated), or “group” of persons (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes, after the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (ii) during any two (2) year period, individuals who constitute the Board of Directors at the beginning of such period, together with any new directors elected or appointed during the period whose election or appointment resulted from a vacancy on the Board of Directors caused by the retirement, death, or disability of a director and whose election or appointment was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority of the Board of Directors; (iii) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person; (iv) the Company consolidates with, or merges with or into another entity, or any entity consolidates with, or merges with or into, the Company (a “Merger”), in which the owners of outstanding voting stock of the Company immediately prior to such Merger do not represent at least a majority of the voting power in the surviving entity after the Merger; or (v) the stockholders of the Company approve a plan of liquidation or dissolution.

Conflict:	You hereby acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restrictions on your employment with the Company, and your acceptance hereof will not breach any agreements to which you are a party.

Employment Requirements And Period:	If you accept this position, you will be an employee at will, meaning you are not obligated to remain employed at the Company for any specific period of time. Likewise, the Company is not obligated to employ you for any specific period.

Other Provisions:	Employment will be contingent upon your signing the Avalon Pharmaceuticals, Inc. Confidentiality, Assignment of Inventions and Non-Competition Agreement. You also agree to be bound by all personnel policies that may be adopted from time to time.

I look forward to having you as part of the team and believe you will play an important role in the growth of the Company.

Sincerely,

ON BEHALF OF AVALON PHARMACEUTICALS, INC.:

/s/ Kenneth C. Carter	April 21, 2005

Kenneth C. Carter	Date
President & CEO

ACCEPTED:
/s/ James H. Meade	April 21, 2005

James H. Meade	Date

Attachment A
Moving Assistance & Relocation

James H. Meade
January 7, 2004

Sale of house

•	Realtor fees, not to exceed 6% unless authorization is obtained for a higher rate

•	Closing costs, including attorney fees and stamp taxes

Move

•	Moving costs, including packing, unpacking, transportation, declared value insurance

Employee must submit 3 bids from moving companies to Avalon

Avalon will provide insurance on the declared value of your household goods

•	Reimbursement of up to $7,800 temporary housing. The Company is not obligated to pay this allowance if it is not utilized

Does not include cost of phone, food or utilities

•	Storage of household goods, if necessary, for up to 90 days while in temporary housing

Purchase of new house

•	Reimbursement of mileage (@ 36¢ per mile) and tolls for either James H. or Karen M. Meade for trips between New Jersey and Maryland up to a maximum of $1,000

•	Closing costs of new home

•	Additional reimbursable fees include: title search, customary legal, notary, recording, transfer, necessary pre-purchase home inspections and other approved closing fees

•	Reimbursement up to a maximum of $1,000 for miscellaneous one-time expenses associated with moving into a new house (e.g. cost of re-keying the house, fees to establish telephone, gas, electric, cable services, etc.)

•	Reimbursement of origination fees not to exceed $2,000.00

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•	Discount points will be excluded

Avalon Pharmaceuticals will gross-up relocation expenses, which are not deductible pursuant to Federal income tax law. In addition to the Federal income tax liability, Avalon Pharmaceuticals will gross-up certain reimbursed relocation expenses which you are unable to deduct in full or in part pursuant to state income tax law. If you are subject to additional FICA tax due to reimbursement of non-deductible relocation expenses, you will be grossed-up for the appropriate amount.

Initials

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